Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We consent to the incorporation by reference in this Registration Statement of Public Service Enterprise Group Incorporated and subsidiaries (the "Company") on Form S-3 of our report dated February 17, 2004, appearing in the Company's annual report on Form 10-K of the Company for the year ended December 31, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement described in Note 2, the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" described in Note 3, and the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" described in Note 3).

/s/ DELOITTE & TOUCHE LLP
-------------------------
DELOITTE & TOUCHE LLP

February 10, 2005